Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPECTRASITE, INC.

(Exact name of registrant as specified in its charter)

Delaware	4899	56-2027322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

400 Regency Forest Drive

Cary, North Carolina 27511
919-468-0112
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John H. Lynch

Senior Vice President, General Counsel & Secretary
SpectraSite, Inc.
400 Regency Forest Drive
Cary, North Carolina 27511
919-468-0112
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bruce A. Gutenplan, Esq. Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 212-373-3000	Luis R. Penalver, Esq. Cahill Gordon & Reindel LLP 80 Pine Street New York, New York 10005 212-701-3000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities to be Registered	Registered	Price Per Unit	Offering Price	Registration Fee

Common stock, par value $.01 per share	250,000 shares	$57.55(1)	$14,387,500(1)	$1,694

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices reported on the New York Stock Exchange on March 30, 2005.

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated March 31, 2005.

250,000 Shares SpectraSite, Inc. Common Stock

       All of the shares of common stock are being offered in connection with the satisfaction of our market price adjustment obligation arising under an accelerated stock buyback agreement with Goldman, Sachs & Co. We will not receive any of the proceeds from the shares being sold in this offering.

       On March 30, 2005, the last reported sale price of our common stock, which is listed on the New York Stock Exchange under the ticker symbol “SSI,” was $57.67 per share.

       See “Risk Factors” on page 1 to read about factors you should consider before buying shares of the common stock.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

       Goldman, Sachs & Co. may offer the common stock in one or more transactions on the New York Stock Exchange, in the over-the-counter market or through negotiated transactions or otherwise at market prices, prices related to market prices or at negotiated prices.

Goldman, Sachs & Co.

Prospectus dated                     , 2005.

CORPORATE INFORMATION

       We were incorporated in Delaware in 1997. Our principal executive offices are located at 400 Regency Forest Drive, Cary, North Carolina 27511, and our telephone number at that address is (919) 468-0112. Our World Wide Web site address is www.spectrasite.com. The information on, or linked to from, our website is not part of this prospectus.

RISK FACTORS

       Investing in our common stock involves substantial risks. In addition to the other information included or incorporated by reference in this prospectus, you should carefully consider the following factors before investing in our common stock.

Consolidation among wireless service providers could decrease the demand for our sites and may lead to reductions in our revenues.

       Various wireless service providers, which are our primary existing and potential customers, have entered, and could in the immediate future enter, into mergers, acquisitions or joint ventures with each other (such as the merger between Cingular Wireless LLC and AT&T Wireless Services, Inc. and the announced proposed merger between Sprint Corporation and Nextel Communications, Inc.). These consolidations could reduce the size of our customer base, make it more difficult for us to compete and have a negative impact on the demand for our services. Recent regulatory developments have made consolidation in the wireless industry easier and more likely. For example, the Federal Communications Commission (“FCC”) has recently eliminated the spectrum aggregation cap in a geographic area in favor of a case-by-case review of spectrum transactions, enabled the ownership by a single entity of interests in both cellular carriers in an overlapping cellular service area and authorized spectrum leasing for a variety of wireless radio services. It is possible that at least some wireless service providers may take advantage of this relaxation of spectrum and ownership limitations and consolidate their businesses. Any industry consolidation could decrease the demand for our sites and increase competition, which may lead to a lack of revenue growth or reductions in our revenues.

Wireless tower industry consolidation, should such consolidation occur, may negatively impact our operating results.

       In the future, particularly given the ongoing consolidation among wireless service providers, companies in the wireless tower industry may enter into mergers, acquisitions or joint ventures with each other. Should such consolidation occur in the wireless tower industry and we do not participate or are unable to participate, our business may be negatively impacted. Such consolidation could increase competition among tower companies. Conversely, should we elect to participate in any potential consolidation initiative, there can be no assurance that we will successfully complete such consolidation initiative or, if we complete such initiative, that we will improve our operating results subsequent to any such consolidation. Our participation or inability to participate in the wireless tower industry consolidation, should such consolidation occur, may negatively impact our operating results.

A decrease in the demand for our wireless communications sites and our ability to secure additional customers could negatively impact our ability to maintain profitability.

       Our business depends on demand for communications sites from wireless service providers, which in turn depends on consumer demand for wireless services. A reduction in demand for our communications sites or increased competition for additional customers could have an adverse effect on our business. Our wireless service provider customers lease and license communications sites on our towers based on a number of factors, including the level of demand by consumers for wireless services, the financial condition and access to capital of those providers, the strategy of providers with respect to owning, leasing or sharing communications sites, available spectrum and related infrastructure, competitive pricing, consolidation among our customers and potential customers, government regulation of communications licenses, changes in telecommunications regulations, the characteristics of each company’s technology and geographic terrain. Any decrease in the demand for our communications sites from current levels or in our ability to secure additional customers could decrease our ability to remain profitable and could decrease the value of an investment in our company.

The financial and operating difficulties in the wireless telecommunications sector, which have negatively affected some of our customers, could adversely impact our revenues and profitability.

       The slowdown and intense competition in the wireless and telecommunications industries over the past several years have impaired the financial condition of some of our customers. The financial uncertainties facing our customers could reduce demand for our communications sites, increase our bad debt expense and reduce prices on new customer contracts. In addition, we may be negatively impacted by our customers’ limited access to debt and equity capital, which may constrain their ability to conduct business with us. As a result, our growth strategy, revenues and profitability may be adversely affected.

An increase in the spectrum available for wireless services may impact the demand for our communication towers, which may negatively impact our operating results.

       It is expected that additional spectrum for the provision of wireless services will be made available over the next few years. For example, the FCC is required to make available for commercial use a portion of the frequency spectrum currently reserved for government use. Some portion of this spectrum may be used to create new land mobile services or to expand existing offerings. Further, the FCC has auctioned, and announced plans to auction, large blocks of spectrum that will in the future be used to expand existing wireless networks and to create new or advanced wireless services. This additional spectrum could be used to replace existing spectrum and could be deployed in a manner that reduces the need for communications towers to transmit signals over existing spectrum. Any increased spectrum could have an adverse impact on our business and may impair our operating results.

Because a significant portion of our revenue depends on a small number of customers, the loss of any of these customers could decrease our revenues.

       A significant portion of our revenue is derived from a small number of customers. For example, Nextel (including its affiliates) and Cingular represented approximately 28% and 32%, respectively, of our revenues for the twelve months ended December 31, 2004. Nextel (including its affiliates) and Cingular each represented approximately 30% of our revenues for the eleven months ended December 31, 2003, and 29% and 28%, respectively, of our revenues for the one month ended January 31, 2003. If Nextel (including its affiliates), Cingular or any of our other customers suffer financial difficulties or are unwilling or unable to perform its obligations under its agreements with us, our revenues could be adversely affected.

Any disputes with our key customers or lessors may hurt our operating results.

       From time to time in the ordinary course of our business, we have experienced conflicts or disputes with some of our customers and lessors. Most of these disputes relate to the interpretation of terms in our contracts. While we seek to resolve conflicts amicably and have generally resolved customer and lessor disputes on commercially reasonable terms, these disputes could lead to increased tensions and damaged relationships with these entities. In some cases, a dispute could result in a termination of our contracts with customers or lessors, some of whom are key to our business. In addition, if we are unable to resolve these differences amicably, we may be forced to litigate these disputes in order to enforce or defend our rights. Damaged or terminated relationships with any of our key customers or lessors, or any related litigation, could hurt our business and lead to decreased revenues (including as a result of losing a customer or lessor) or increased costs, any of which may have a negative impact on our operating results.

If we are unable to successfully compete, our business will suffer.

       We believe that tower location and capacity, price, quality of service and density within a geographic market historically have been, and will continue to be, the most significant competitive factors affecting our site operations business. We compete for customers with:

•	wireless service providers that own and operate their own towers and lease, or may in the future decide to lease, antenna space to other providers;

•	other independent tower operators; and

•	owners of non-tower antenna sites, including rooftops, water towers and other alternate structures.

       Some of our competitors have significantly more financial resources than we do. The intense competition in our industry may make it more difficult for us to attract new customers, increase our gross margins or maintain or increase our market share.

Competing technologies and other service options offer alternatives to ground-based antenna systems and allow our customers to increase wireless capacity without increased use of ground-based facilities, both of which could reduce the demand for our sites.

       Most types of wireless and broadcast services currently require ground-based network facilities, including communications sites for transmission and reception. The development and growth of communications and other new technologies that do not require ground-based sites could reduce the demand for space on our towers. For example, the growth in delivery of video, voice and data services by satellites, which allow communication directly to users’ terminals without the use of ground-based facilities, could lessen demand for our sites. Moreover, the FCC has issued licenses for several additional satellite systems (including low earth orbit systems) that are intended to provide more advanced, high-speed data services directly to consumers. These satellite systems compete with land-based wireless communications systems, thereby reducing the demand for the services that we provide. Technological developments are also making it possible for carriers to expand their use of existing facilities to provide service without additional tower facilities. The increased use by carriers of signal combining and related technologies, which allow two or more carriers to provide services on different transmission frequencies using the communications antenna and other facilities normally used by only one carrier, could reduce the demand for tower-based broadcast transmissions and antenna space. In addition to sharing transmitters, carriers are sharing (or considering the sharing of) telecommunications infrastructure in ways that might adversely impact the growth of our business. Furthermore, wireless service providers frequently enter into agreements with competitors allowing them to utilize one another’s wireless communications facilities to accommodate customers who are out of range of their home providers’ services, so that the home providers do not need to lease space for their own antennas on communications sites we own. Any of the conditions and developments described above could reduce demand for our ground-based antenna sites and may have an adverse effect on our business and revenues.

We may be unable to modify towers and add new customers, which could negatively impact our growth strategy and our business.

       Our business depends on our ability to modify towers and add new customers as they expand their tower network infrastructure. Regulatory and other barriers could adversely affect our ability to modify towers in accordance with the requirements of our customers, and, as a result, we may not be able to meet our customers’ requirements. Our ability to modify towers and add new customers to towers may be affected by a number of factors beyond our control, including zoning and local permitting requirements, Federal Aviation Administration (“FAA”) considerations, FCC tower registration procedures, availability of tower components and construction equipment, availability of skilled construction personnel, weather conditions and environmental compliance issues. In addition, because public concern over tower proliferation has grown in recent years, many communities now restrict tower modifications or delay granting permits required for adding new customers. We may not be able to overcome the barriers to modifying towers or adding new customers. Our failure to complete the necessary modifications could have an adverse effect on our growth strategy and our business.

We may encounter difficulties in integrating acquisitions with our operations, which could limit our revenue growth and our ability to sustain profitability.

       From December 2000 through August 2004, we leased or subleased a net total of 2,474 towers under the terms of certain acquisition agreements, as amended, from affiliates of SBC Communications (“SBC”). The process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties, divert managerial attention or require significant financial resources. These leases or subleases and other future acquisitions may require us to incur additional indebtedness and contingent liabilities, which may limit our revenue growth and our ability to achieve or sustain profitability. Alternatively, future acquisitions may be financed through the issuance of additional equity, which would dilute the equity interests of our stockholders. Moreover, any future acquisitions may not generate any additional income for us or provide any benefit to our business.

We emerged from a chapter 11 bankruptcy reorganization in February 2003, have a history of losses and may not maintain profitability.

       Because we emerged from bankruptcy in February 2003 and have a history of losses, we cannot assure you that we will maintain profitability in the near future. We emerged from our chapter 11 bankruptcy reorganization as a new reporting entity on February 10, 2003, approximately three months after filing a voluntary petition for bankruptcy reorganization. Prior to our reorganization, we incurred net losses of approximately $654.8 million in 2001 and $775.0 million in 2002. In connection with our reorganization, we adopted fresh start accounting as of January 31, 2003. The net effect of all fresh start accounting adjustments resulted in a charge of $644.7 million, which is reflected in the statement of operations for the one month ended January 31, 2003. After our reorganization, we incurred net losses of approximately $49.1 million for the eleven months ended December 31, 2003 and earned net income of $24.7 million in the twelve months ended December 31, 2004. If we cannot maintain profitability, the value of an investment in our company may decline.

You are not able to compare our historical financial information to our current financial information, which will make it more difficult to evaluate an investment in our company.

       As a result of our emergence from bankruptcy in February 2003, we are operating our business with a new capital structure and are subject to the fresh start accounting prescribed by generally accepted accounting principles. Accordingly, unlike other companies that have not previously filed for bankruptcy protection, our financial condition and results of operations are not comparable to the financial condition and results of operations reflected in our historical financial statements. Without historical financial statements to compare to our current performance, it may be more difficult for you to assess our future prospects when evaluating an investment in our company.

Any loss of senior executive officers could adversely affect our ability to effectively manage our business.

       Our future performance depends largely on the continued services of senior executive officers. This dependence is particular to our business because the skills, knowledge, technical experience and customer relationships of our senior executive officers are essential to obtaining and maintaining these relationships and executing our business plan. Although our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer have employment agreements with the company, the loss of any of these officers or any other key employee may have a detrimental effect on our ability to manage our business effectively.

Our failure to comply with federal, state and local laws and regulations could result in our being fined, being held liable for damages and, in some cases, losing our right to conduct some of our business.

       We are subject to a variety of regulations, including those at the federal, state and local levels. Both the FCC and the FAA regulate towers and other sites used for wireless communications transmitters and receivers. See “Where You Can Find More Information.” In addition, under the FCC’s rules, we are fully liable for the acts or omissions of our contractors. We generally indemnify our customers against any failure by us to comply with applicable laws. Our failure to comply with any applicable laws (including as a result of acts or omissions of our contractors, which may be beyond our control) may lead to monetary forfeitures or other enforcement actions, as well as civil penalties, contractual liability and tort liability and, in some cases, losing our right to conduct some of our business, any of which could have an adverse impact on our business.

       We also are subject to local regulations and restrictions that typically require tower owners to obtain a permit or other approval from local officials or community standards organizations prior to tower construction or modification. Local regulations could delay or prevent new tower construction or modifications, as well as increase our costs, any of which could adversely impact our ability to implement or achieve our business objectives.

Because we generally lease, sublease, or license the land under our towers, our business may be adversely affected if we fail to protect our rights under our contracts.

       Our real property interests relating to towers primarily consist of leasehold and sub-leasehold interests, private easements and licenses, and easements and rights-of-way granted by governmental entities. A loss of these interests for any reason, including losses arising from the bankruptcy of a significant number of our lessors, from the default by a significant number of our lessors under their mortgage financing or from a challenge to our interest in the real property, would interfere with our ability to conduct our business and generate revenues. Our ability to protect our rights against persons claiming superior rights in towers or real property depends on our ability to:

•	recover under title insurance policies, the policy limits of which may be less than the purchase price of a particular tower;

•	in the absence of title insurance coverage, recover under title warranties given by tower sellers, which warranties often terminate after the expiration of a specific period, typically one to three years;

•	recover from landlords under title covenants contained in lease agreements; and

•	obtain so-called “non-disturbance agreements” from mortgagees and superior lien holders of the land under our towers.

       Our inability to protect our rights to the land under our towers could have a material adverse affect on our business and operating results.

Our failure to comply with environmental laws could result in liability and claims for damages.

       We are subject to environmental laws and regulations that impose liability without regard to fault. These laws and regulations place responsibility on us to investigate potential environmental and other effects of operations and to disclose any significant effects in an environmental assessment prior to constructing a tower or adding a new customer on a tower. These effects may include any adverse impact on historically or culturally significant sites. In the event the FCC determines that one of our towers would have a significant environmental impact, the FCC would be required to prepare an environmental impact statement. This regulatory process could be costly to us and could significantly delay our registration of a particular tower. In addition, we are subject to environmental laws that may require investigation and clean up of any contamination at facilities we own or operate or at third-party waste disposal sites. These laws could impose liability even if we did not know of, or were not responsible for, the contamination. Although we believe that we currently have no material liability under applicable environmental laws, the costs of complying with existing or future environmental laws, responding to petitions filed by environmental protection groups, investigating and remediating any contaminated real property and resolving any related liability could have a material adverse effect on our business.

Our towers may be damaged by disaster and other unforeseen damage for which our self-insurance may not provide adequate coverage.

       Our towers are subject to risks associated with natural disasters, such as ice and wind storms, tornadoes, floods, hurricanes and earthquakes, as well as other unforeseen damage. We self-insure almost all of our towers against these risks. Since our inception, two of our towers have been destroyed by high wind, one has collapsed due to unknown causes, resulting in fatalities, and several tower sites have suffered minor damage due to flooding. In addition, we own, lease and license a large number of towers in geographic areas, including Texas, California, Illinois, Florida, Alabama and Ohio, that have historically been subject to natural disasters, such as high winds, floods, earthquakes and severe weather. A tower accident for which we do not have adequate insurance reserves or have no insurance, or a large amount of damage to a group of towers, could decrease the value of our assets and have an adverse effect on our operating results.

If radio frequency emissions from our towers are demonstrated, or perceived, to cause negative health effects, our business and revenues may be adversely affected.

       The safety guidelines for radio frequency emissions from our sites require us to undertake safety measures to protect workers whose activities bring them into proximity with the emitters and to restrict access to our sites by others. If radio frequency emissions are found, or perceived, to be harmful, our customers and possibly our company could face lawsuits claiming damages from these emissions, and demand for wireless services and new towers, and thus our business and revenues could be adversely affected. Although we have not been subject to any claims relating to radio frequency emissions, we cannot assure you that these claims will not arise in the future or that they will not negatively impact our business.

Our indebtedness could impair our financial condition and make it more difficult for us to fund our operations.

       We are, and may continue to be, leveraged. As of December 31, 2004, we had $750.0 million of consolidated indebtedness. Our indebtedness could have important negative consequences for us. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•	require the dedication of a substantial portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, reducing available cash flow to fund other projects;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry; and

•	place us at a competitive disadvantage relative to less leveraged competitors.

       Our ability to generate sufficient cash flow from operations to pay the principal of, and interest on, our indebtedness is uncertain. In particular, we may not meet our anticipated revenue growth and operating expense targets, and, as a result, our future debt service obligations, including our obligations on our senior notes, could exceed cash available to us. Further, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

       In addition, we may be able to incur significant additional indebtedness in the future. To the extent new debt is added to our current debt levels, the risks described above would increase, which could have a material adverse effect on our operations and our ability to run our business.

Repayment of the principal of our outstanding indebtedness, including our senior notes, may require additional financing that we cannot assure you will be available to us.

       We have historically financed our operations primarily with indebtedness. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations, including our senior notes, will continue to depend on our future financial performance. In addition, we currently anticipate that, in order to pay the principal of our outstanding indebtedness, including our senior notes, or to repay such indebtedness upon a change of control as defined in the instruments governing our indebtedness, we may be required to adopt one or more alternatives, such as refinancing our indebtedness or selling our equity securities or the equity securities or assets of our subsidiaries. We cannot assure you that we could effect any of the foregoing alternatives on terms satisfactory to us, that any of the foregoing alternatives would enable us to pay the interest or principal of our indebtedness or that any of such alternatives would be permitted by the terms of our credit facility and other indebtedness then in effect.

The terms of our credit facility and the indenture relating to our senior notes may restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

       Our credit facility and the indenture relating to our senior notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt;

•	pay dividends and make other restricted payments;

•	create liens;

•	make investments;

•	engage in sales of assets and subsidiary stock;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates;

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions; and

•	make capital expenditures.

       The credit facility also requires us to maintain certain financial ratios. A failure by us to comply with the covenants or financial ratios contained in our credit facility could result in an event of default under the facility which could adversely affect our ability to respond to changes in our business and manage our operations. In the event of any default under our credit facility, the lenders under our credit facility will not be required to lend any additional amounts to us. Our lenders also could elect to declare all amounts outstanding to be due and payable, require us to apply all of our available cash to repay these amounts or prevent us from making debt service payments on our senior notes, any of which could result in an event of default under our senior notes. If the indebtedness under our credit facility or our senior notes were to be accelerated, there can be no assurance that our assets would be sufficient to repay this indebtedness in full.

If SpectraSite Communications, Inc., our wholly-owned operating subsidiary (“Communications”), is unable to distribute cash to us, we may be unable to satisfy our outstanding debt obligations.

       Communications’ credit facility imposes restrictions on our subsidiaries’ ability to distribute cash to us. As a holding company, we are dependent on our subsidiaries, including primarily Communications, for our cash flow. If Communications is unable to distribute cash to us for any reason, including due to restrictions in the credit facility, we would be unable to pay dividends or possibly to satisfy our obligations under our debt instruments.

Sales of our common stock could adversely affect our stock price and could impair our future ability to raise capital.

       Sales of a substantial number of shares of our common stock into the public market, or the perception that these sales could occur, could adversely affect our stock price and could impair our future ability to raise capital through an offering of our equity securities. As of March 28, 2005, we had 46,699,049 shares of common stock outstanding and we have reserved an additional 3,461,214 shares of common stock for issuance under our stock option plan and 2,165,890 shares of common stock for issuance upon the exercise of warrants. All of our outstanding shares of common stock, as well as the shares of common stock issuable upon exercise of outstanding stock options and warrants, are or will be freely tradable without restriction or further registration under the federal securities laws, except to the extent they are held by one of our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”).

In the event that we do not exercise our rights to purchase towers under our sublease with SBC or thereafter acquire an interest that would allow us to operate such towers, our cash flows derived from such towers would be eliminated.

       We leased or subleased approximately 2,500 towers pursuant to our agreements with SBC. Under these agreements, we have a purchase option that we may exercise at the end of our sublease rights. Each of these towers is assigned into an annual tranche, ranging from 2013 to

2032, which represents the outside expiration date for our sublease rights to that tower. For example, during 2021 the aggregate number of towers for which the sublease terms will have expired is approximately 400, or approximately 5% of our current total tower portfolio. We may not have the required available capital (or choose to allocate capital if it is available) in 2013 and thereafter through 2032 to exercise our right to purchase the towers in each or any of the tranches. In the event that we do not exercise these purchase rights or are otherwise unable to acquire an interest that would allow us to operate these towers beyond the expiration date, we will lose the cash flows derived from such towers, which may have a material adverse effect on our business.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

       On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain existing accounting literature applicable to leases and leasehold improvements. In light of this letter, our management initiated a review of its lease-related accounting and determined that its then-current method of accounting for certain operating leases and leasehold improvements was not in accordance with generally accepted accounting principles in the U.S. Accordingly, in our Annual Report on Form 10-K for the year ended December 31, 2004, filed on March 16, 2005, we restated our financial statements for the eleven months ended December 31, 2003, for the two months ended March 31, 2003, for the second and third quarters of 2003, and for the first, second and third quarters of 2004. See “Where You Can Find More Information.”

       While we believe that we currently have adequate internal controls, our management has determined that internal controls were ineffective as of December 31, 2004, because a material weakness existed in our internal control over financial reporting as of such date. While we have taken remediation measures to correct this material weakness, we cannot assure you that we will not have material weaknesses or significant deficiencies in our internal controls in the future. Although we believe that our remediation efforts have strengthened our internal controls and have addressed the concerns that gave rise to the material weakness that resulted in the restatement of our financial statements, we are continuing to improve our internal controls. We cannot be certain that these measures will ensure that we maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

FORWARD-LOOKING STATEMENTS

       This prospectus, the documents incorporated by reference into this prospectus from time to time and oral statements made from time to time by us or our representatives, contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our industry experience as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements.

       These factors include but are not limited to:

•	company consolidations affecting the wireless industry;

•	dependence on demand for wireless communications and related infrastructure;

•	our ability to add customers on our towers;

•	loss of existing customers on our towers;

•	market conditions;

•	material adverse changes in economic conditions in the markets we serve;

•	dependence upon a small number of significant customers;

•	competition from others in the communications tower industry, including the impact of technological developments;

•	future regulatory actions and conditions in our operating areas;

•	technological innovation;

•	the integration of our operations with those of towers or businesses we have acquired or may acquire in the future and the realization of the expected benefits;

•	disputes with our current and prospective customers and lessors;

•	our leveraged capital structure and capital requirements;

•	the need for additional financing to provide operating and growth capital; and

•	other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings.

       You should keep in mind that any forward-looking statement made by us in this prospectus, or elsewhere, speaks only as of the date on which we make it. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ASB TRANSACTION

       On November 22, 2004, we announced the repurchase of approximately $150.0 million of our outstanding common stock, or approximately 2.7 million shares, from Goldman, Sachs & Co. pursuant to an accelerated stock buyback agreement (the “ASB”). Under the ASB, the repurchased shares are subject to a market price adjustment provision which requires that we make a payment in either cash or our shares based on the volume weighted average market trading price of our shares from November 19, 2004 through March 18, 2005. The payment required to be made to Goldman, Sachs & Co. pursuant to the market price adjustment is approximately $9.4 million. We have elected to settle the ASB transaction with our shares offered by this prospectus in conformity with the accounting treatment of the ASB in our Annual Report on Form 10-K for the year ended December 31, 2004. See “Where You Can Find More Information.”

USE OF PROCEEDS

       We will not receive any proceeds from the sale of shares offered by this prospectus. All of the proceeds from the sale of shares offered by this prospectus will be used by Goldman, Sachs & Co. to satisfy our market price adjustment obligation pursuant to the ASB. See “ASB Transaction.”

UNDERWRITING

       We and Goldman, Sachs & Co. expect to enter into an agreement with respect to the shares being offered. We have agreed to deliver to Goldman, Sachs & Co. up to 250,000 shares in satisfaction of our obligations to Goldman, Sachs & Co. under the ASB.

       Goldman, Sachs & Co. proposes to offer the shares of common stock for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. All costs, expenses and fees in connection with the registration of the shares of common stock offered hereby will be borne by the Company.

       Goldman, Sachs & Co. may effect such transactions by selling shares of common stock offered hereby to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from Goldman, Sachs & Co. and/or purchasers of shares of common stock offered hereby for whom they may act as agents or to whom they may sell as principal, or both. In addition, Goldman, Sachs & Co. may receive compensation in the form of discounts, concessions or commissions in connection with the sales of the shares.

       Goldman, Sachs & Co. and any other broker-dealers that act in connection with the sale of the shares of common stock offered hereby might be deemed to be “underwriters” within the meaning of the Securities Act. We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities arising under the Securities Act.

       Upon our being notified by Goldman, Sachs & Co. that any material arrangement has been entered into with a broker-dealer for the sale of the shares of common stock offered hereby, if required, a supplement to this prospectus will be filed pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, and (v) any other required information.

       Goldman, Sachs & Co. will receive all of the proceeds of this offering and, accordingly, the offering is being conducted in accordance with NASD Conduct Rule 2710(h).

       In addition to being a party to the ASB described under the heading “ASB Transaction,” Goldman, Sachs & Co. and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

       Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the common stock offered by this prospectus for us. Certain legal matters with respect to the common stock offered by this prospectus will be passed upon for Goldman, Sachs & Co. by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

       The consolidated financial statements of SpectraSite, Inc. included in SpectraSite, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 and SpectraSite, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that SpectraSite, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, based on Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein), included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

       This prospectus incorporates documents by reference that are not presented in or delivered with this prospectus. This is known as “incorporation by reference.” The following documents, which have been filed by us with the SEC (File No. 001-31769), are incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (filed on March 16, 2005);

•	our Current Reports on Form 8-K (filed on March 1, 2005 and March 2, 2005);

•	our proxy statement on Schedule 14A in connection with our upcoming 2005 annual meeting of stockholders (filed on March 31, 2005); and

•	the description of our common stock contained in our Registration Statement on Form 8-A (filed on August 14, 2003).

       In addition, all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares of common stock are incorporated by reference into, and are deemed to be a part of, this prospectus from the date of filing of those documents.

       You should rely only on the information contained in this document or that information to which we have referred you. We have not authorized anyone to provide you with any additional information.

       Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. The documents incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request.

       Requests for any of these documents should be directed to:

SpectraSite, Inc.
400 Regency Forest Drive
Cary, North Carolina 27511
Attention: Secretary
Telephone: (919) 468-0112

       We file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the SEC by mail at prescribed rates. For more information about the public reference facilities of the SEC, you can call the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains the information that we have filed with them. The address of the SEC’s website is http:// www.sec.gov.

       We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the sale of the common stock offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement. For further information about our company and the common stock offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the SEC upon payment of a fee prescribed by the SEC or examine the documents, free of charge, at the public reference facilities or Internet website referred to above.

       Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

250,000 Shares

SpectraSite, Inc.
Common Stock

(SPECTRASITE LOGO)

Goldman, Sachs & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

       The following sets forth the estimated expenses and costs expected to be incurred in connection with the issuance and distribution of the common stock registered hereby:

SEC registration fee	$1,694
Printing expenses	50,000
Accounting fees and expenses	60,000
Legal fees and expenses	200,000
Miscellaneous	3,306

TOTAL	$315,000

Item 15.     Indemnification of Directors and Officers.

       Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (i) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

       Section 7 of our amended and restated certificate of incorporation provides that we shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was at any time from and after the effective date of our plan of reorganization, a director or officer of the corporation or, while a director or officer of the corporation, is or was at any time from and after the effective date of our plan of reorganization, serving at the written request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person; provided, however, that we shall be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person only if the commencement of such proceeding (or part thereof) was authorized by our Board of Directors.

       Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relates to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

       Section 6 of our amended and restated certificate of incorporation limits the personal liability of our directors to the fullest extent permitted by section 102 of the DGCL.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       We maintain directors’ and officers’ liability insurance for our officers and directors.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit
Number		Description

1	.1*	Form of Agreement with Goldman, Sachs & Co.

2.1		Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc. and certain of its affiliates, the Registrant, and Southern Towers, Inc. (the “SBC Agreement”). Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated August 25, 2000 and filed August 31, 2000.
2.2		Amendment No. 1 to the SBC Agreement, dated December 14, 2000. Incorporated by reference to exhibit no. 2.8 to the registration statement on Form S-3 of the Registrant, file no. 333-45728.

2.3		Amendment No. 2 to the SBC Agreement, dated November 14, 2001. Incorporated by reference to exhibit no. 2.5 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.4		Amendment No. 3 to the SBC Agreement, dated January 31, 2002. Incorporated by reference to exhibit no. 2.6 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.5		Amendment No. 4 to the SBC Agreement, dated February 25, 2002. Incorporated by reference to exhibit no. 2.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.6		SpectraSite Newco Purchase Agreement, dated as of May 15, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc., SpectraSite Communications, Inc. and CA/ NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated May 22, 2002.

2.7		November Agreement, dated as of November 14, 2002, by and among Cingular, the Registrant, Southern Towers, Inc. and CA/ NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated November 19, 2002.

2.8		Amended and Restated Consent and Modification, dated as of November 14, 2002, by and among Southern Towers, Inc., CA/ NV Tower Holdings, LLC, SBC Tower Holdings LLC, the Registrant and SBC Wireless LLC. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated November 19, 2002.

2.9		Amended and Restated Unwind Side Letter, dated as of November 14, 2002, by and among Cingular, SBC Wireless LLC, SBC Tower Holdings LLC, the Registrant, Southern Towers, Inc. and SpectraSite Communications, Inc. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated November 19, 2002.

Exhibit
Number		Description

2.10		Proposed Plan of Reorganization of the Registrant under chapter 11 of the Bankruptcy Code. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated November 19, 2002.
4.1		Specimen Stock Certificate. Incorporated by reference to exhibit 4.2 to the registration statement on Form S-1 of the Registrant, file no. 333-107123.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.
23	.1**	Consent of Ernst & Young LLP.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1**	Powers of Attorney (included on the signature page of this Registration Statement).

*	To be filed by amendment.

**	Filed herewith.

Item 17.     Undertakings.

       The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cary, State of North Carolina on March 31, 2005.

SPECTRASITE, INC.

By:	/s/ STEPHEN H. CLARK

Stephen H. Clark
President and Chief Executive Officer

POWER OF ATTORNEY

       KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Stephen H. Clark and Mark A. Slaven, acting singly, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the SEC any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed on March 31, 2005, by the following persons in the capacities indicated.

Signature	Title

/s/ STEPHEN H. CLARK Stephen H. Clark	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ MARK A. SLAVEN Mark A. Slaven	Chief Financial Officer (Principal Financial Officer)

/s/ GABRIELA GONZALEZ Gabriela Gonzalez	Senior Vice President and Controller (Principal Accounting Officer)

Signature	Title

/s/ TIMOTHY G. BILTZ Timothy G. Biltz	Chief Operating Officer and Director

/s/ PAUL M. ALBERT, JR. Paul M. Albert, Jr.	Director

John F. Chlebowski, Jr.	Director

Dean J. Douglas	Director

/s/ PATRICIA L. HIGGINS Patricia L. Higgins	Director and Lead Independent Director

/s/ SAMME L. THOMPSON Samme L. Thompson	Director

Kari-Pekka Wilska	Director

EXHIBIT INDEX

Exhibit
Number		Description

1	.1*	Form of Agreement with Goldman, Sachs & Co.
2.1		Agreement to Sublease, dated as of August 25, 2000, by and among SBC Wireless, Inc. and certain of its affiliates, the Registrant, and Southern Towers, Inc. (the “SBC Agreement”). Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated August 25, 2000 and filed August 31, 2000.
2.2		Amendment No. 1 to the SBC Agreement, dated December 14, 2000. Incorporated by reference to exhibit no. 2.8 to the registration statement on Form S-3 of the Registrant, file no. 333-45728.

2.3		Amendment No. 2 to the SBC Agreement, dated November 14, 2001. Incorporated by reference to exhibit no. 2.5 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.4		Amendment No. 3 to the SBC Agreement, dated January 31, 2002. Incorporated by reference to exhibit no. 2.6 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.5		Amendment No. 4 to the SBC Agreement, dated February 25, 2002. Incorporated by reference to exhibit no. 2.7 to the Registrant’s Form 10-K for the year ended December 31, 2001.

2.6		SpectraSite Newco Purchase Agreement, dated as of May 15, 2002, by and among Cingular Wireless LLC (“Cingular”), the Registrant, Southern Towers, Inc., SpectraSite Communications, Inc. and CA/ NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.6 to the Registrant’s Form 8-K dated May 22, 2002.

2.7		November Agreement, dated as of November 14, 2002, by and among Cingular, the Registrant, Southern Towers, Inc. and CA/ NV Tower Holdings, LLC. Incorporated by reference to exhibit no. 10.1 to the Registrant’s Form 8-K dated November 19, 2002.

2.8		Amended and Restated Consent and Modification, dated as of November 14, 2002, by and among Southern Towers, Inc., CA/ NV Tower Holdings, LLC, SBC Tower Holdings LLC, the Registrant and SBC Wireless LLC. Incorporated by reference to exhibit no. 10.2 to the Registrant’s Form 8-K dated November 19, 2002.

2.9		Amended and Restated Unwind Side Letter, dated as of November 14, 2002, by and among Cingular, SBC Wireless LLC, SBC Tower Holdings LLC, the Registrant, Southern Towers, Inc. and SpectraSite Communications, Inc. Incorporated by reference to exhibit no. 10.3 to the Registrant’s Form 8-K dated November 19, 2002.

2.10		Proposed Plan of Reorganization of the Registrant under chapter 11 of the Bankruptcy Code. Incorporated by reference to exhibit no. 2.1 to the Registrant’s Form 8-K dated November 19, 2002.
4.1		Specimen Stock Certificate. Incorporated by reference to exhibit 4.2 to the registration statement on Form S-1 of the Registrant, file no. 333-107123.
5	.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to legality of the common stock.
23	.1**	Consent of Ernst & Young LLP.
23	.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1 to this Registration Statement).
24	.1**	Powers of Attorney (included on the signature page of the Registration Statement).

*      To be filed by amendment.

**     Filed herewith.